Exhibit 10.4

STANDARD PRODUCTION AGREEMENT

THIS STANDARD PRODUCTION AGREEMENT (“Agreement”), dated as of ___ 7/23/15 ___ by INTERNATIONAL SPRITS BEV. GRP. and between and, LLC and Florida Caribbean Distillers LLC, DBA Florida Distillers Co. (“COMPANY”), a Florida corporation with offices at 530 Dakota Avenue, Lake Alfred, FL 33850.

RECITALS

WHEREAS, Customer and its Affiliates (as hereinafter defined) are engaged in the business of brand ownership, manufacturing and distributing of numerous types and brand of beverage alcohol and non-alcohol products throughout the world; and

WHEREAS, Company is engaged in the business of producing and packaging numerous types of beverage products on behalf of third parties; and

WHEREAS, Customer desires to engage Company to produce and package the Product (as hereinafter defined) and to perform various other Services (as hereinafter defined) relating thereto, and Company desires to accept such engagement.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms, conditions, covenants and agreements contained herein, Customer and Company agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Certain Defined Terms. Capitalized terms used in this Agreement (as hereinafter defined) shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms):

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means, collectively, this Standard Production Agreement and all of the Exhibits hereto.

“Bulk Supplies” means, collectively, the Company Bulk Supplies and the Customer Bulk Supplies.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks are authorized or required by law to close in Florida.

“Case” means, with respect to Product, a corrugated carton of 750ml in 6 count case.

“Company Bulk Supplies” means the Product ingredients listed on Exhibit A hereto which are provided and used by Company in connection with the production of Product hereunder.

“Contract Year” means any one-year period during which this Agreement remains in effect. Effective date to commence July 23, 2015 and end December 30, 2015.

“Customer Bulk Supplies” means the Product ingredients listed on Exhibit B hereto, which are provided by Customer and used by Company in connection with the production of Product hereunder.

“Shipping: Order” means each order delivered to Company from time to time instructing Company to deliver Cases, as more particularly described in Section 3.2 (b).

“Designated Vendor” means a vendor of Bulk Supplies that has been approved by Customer and notified to Company in writing.

“Fee” means the aggregate amount payable by Customer to Company for the Services, calculated in accordance with Exhibit C hereto.

“Force Majeure Event” has the meaning set forth in Section 12.7.

“Initial Term” has the meaning set forth in Section 11. 1.

“Intellectual Property” means the Trademarks and any other materials, trade dress, label designs, packaging designs, copyrighted works, patented works, trade names, service names, service marks, logos, formulas, or any other identifying marks, or intellectual property, whether or not registered, copyrighted or patented by Customer or any of its Affiliates, which identify or are used in connection with the Product and supplied by Customer.

“Packaging Supplies” means the dry supplies supplied at Customer’s expense to Company as listed on Exhibit B hereto which are used by Company in connection with the packaging, labeling, packing, handling, storage and preparation for shipment of Product hereunder.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof,

“Plant” means Company’s production facilities at Lake Alfred, Florida or Auburndale, Florida, or both, and any other alternative Company production facility that is approved.

“Product” means all finished, bottled products consisting of non-carbonated spirits, or other alcohol ingredients, fruit flavors and other materials or flavors containing approximately twenty four percent (40%) alcohol by volume, in whatever flavors and formulations Customer may from time to time specify, including the products listed on Exhibit D hereto, as such Exhibit D may be amended or supplemented from time to by Customer.

“Product Estimate” means a writing report of Customer delivered to Company from time to time pursuant to Section 3.1 hereof informing Company of the actual and estimated quantities, as applicable, of Cases to be produced during particular calendar periods.

‘‘Product Specifications” means Customer’s written specifications and quality control requirements and procedures for, among other things, the formulation, blending, production, packaging, handling and storage of Customer Bulk Supplies and Product, a copy of which is attached hereto as Exhibit E and incorporated herein by reference, together with all written modifications and supplements thereto provided by Customer from time to time to Company.

“Receiving Party” has the meaning set forth in Section 7.1.

“Renewal Term” has the meaning set forth in Section 11.1.

“Representative” means, as to Customer or Company, each of its Affiliates and their respective directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) and agents.

“Services” means: (i) the ordering, receipt and storage of the Bulk Supplies and the Packaging Supplies; (ii) the formulation, blending, manufacturing and production of the Product; (iii) the filling of bottles with the Product, (iv) the packaging of bottles of Product in Cases; (v) the packing, labeling, handling, storage, preparation for shipment and loading onto carriers of Product; (vi) the preparation and delivery of bills of lading and reports pertaining to the Product, the Bulk Supplies, the Packaging Supplies and other matters as may be requested from time to time by Customer; (vii) the purchase of slip sheets and pallets as required; (viii) the coordination and scheduling of carriers for the Product; (ix) maintenance of inventories of the Product, the Bulk Supplies, the Packaging Supplies, and ail other supplies required to produce the Product in accordance with Customer’s Order Administration systems, as such systems may be amended from time to time by customer; and; (x) all processes, procedures and activities relating or incidental to each of the foregoing.

“Stock Keeping Unit” (SKU) means the individual products that make up the final finished goods inventory produced by the Company and ultimately delivered to the Customer. Each distinctive flavor and package profile is represented by an individual SKU.

“Supply Order” means each written order of Company delivered to Customer or a Designated Vendor from time to time instructing Customer or a Designated Vendor, as the case may be, to deliver quantities of the Customer Bulk Supplies or Packaging Supplies to Company.

“Tooling and Equipment” means the items of equipment described on Exhibit G and any and all Change Parts (defined in Section 3.9).

“Trademarks” means the trademarks (whether registered, applied for, or unregistered), trade names and brand names listed on Exhibit H hereto, and any other trademarks, trade names, brand names and trade dress which are used on or in connection with the Product.

“Third-Party Products” means any and all beverage products produced or distributed by any Person other than Customer or its Affiliates.

ARTICLE II

SCOPE OF ENGAGEMENT

SECTION 2.1     Engagement.

(a)     Customer hereby engages Company to provide Customer with the Services at the Plant, to the extent requested by Customer hereunder, and Company hereby accepts such engagement. Nothing in this Agreement shall be construed to interfere with or limit the right of Customer or any of its Affiliates to engage directly in the Services or to engage others to provide the Services.

(b)     Company shall provide the Services to Customer in compliance with the Product Specifications, the Production Estimates, the provisions of this Agreement, and all applicable laws, rules and regulations. Company shall commence Services no later than July 20, 2015.

SECTION 2.2     Third-Party Products. Company and its Affiliates shall have the right to produce and package Third-Party Products.

ARTICLE III

PRODUCTION OF PRODUCTS

SECTION 3.1     Production On Estimate Demand.

a. Customer is notified and hereby acknowledges that no SKU will be produced or run in a quantity less than 2000 cases per SKU. All liquid purchased for customer must be bottled within 30 days of receipt of liquid by Company.

SECTION 3.2     Intentionally deleted.

SECTION 3.3     Cancellation or Modification of Production Estimate. Not applicable.

SECTION 3.4     Submission of Supply Orders. Orders shall be submitted via purchase order to orders@floridadistillers.com

SECTION 3.5     Shipping Release Orders. Customer will submit shipping release orders to Company Customer Service Department provided that the ship to location specified is properly licenses to accept beer, wine, or spirits to the extent necessary as determined solely by the Company.

SECTION 3.6     Customer Bulk Supplies and Packaging Supplies.

(a)     Customer shall supply or cause to be supplied to Company all Customer Bulk Supplies and Packaging Supplies ordered by Company pursuant to the Supply Orders. All Customer Bulk Supplies and Packaging Supplies shall be supplied to Company free of charge and delivered to the Plant at Customer’s cost and expense, subject to the loss yield allowances described on Exhibit C.

(b)     Company shall not use: (i) any substitutes for the Customer Bulk Supplies or the Packaging Supplies for the production of Product; or (ii) or any of the Packaging Supplies for any purpose other than the production and packaging of the Product hereunder.

(c)     All Company Bulk Supplies used in the production of the Product shall be: (i) approved by Customer prior to their first use by Company; and (ii) acquired only from Designated Vendors.

SECTION 3.7     Storage: No Liens.

(a)     Company shall dedicate and make available warehouse space at the Plant for storage of all Customer Bulk Supplies and Packaging Supplies until used. Company agrees to segregate such Bulk Supplies and Packaging Supplies from other property stored at the Plant, whether such other property is Company’s own inventory or the inventory of third parties. All such storage instructions supplied to Company by Customer in writing, and industry practice.

(b)     The Company shall ensure that the Bulk Supplies, the Packaging Supplies and the product (whether finished or in process) are kept free and clear of any and all liens, pledges, encumbrances and security interests of any and all kinds whatsoever.

(c)     The Company will charge Customer for any Bulk Supplies and Packaging Supplies that remain at the Company’s warehouses following the completion of production runs where no additional production has occurred for 30 calendar days in accordance with Exhibit A.

SECTION 3.8     Delivery of Finished Product. Company shall coordinate and schedule the availability of carriers at the Plant on the date of Production. Company will arrange transportation Best Way, however, all outbound freight expenses will be ordered collect to Customer. Customer retains the right, at any time, to specify any common carrier, including Customer self pickup of product at Company shipping docks. Company retains the right to reject carriers that in Company’s sole opinion represent an undue risk of product damage, loss, or contamination in transit. All shipments require a 10 day lead time after production is complete.

SECTION 3.9     Tooling and Equipment and Change Parts.

(a)     Customer agrees to be responsible for purchasing and installing the Tooling and Equipment listed in Exhibit G required for performing Company’s obligations under this Agreement, at its sole expense.

(b)     Company shall be wholly responsible for the care and maintenance of the Tooling and Equipment. Company shall bear all risk of loss for the Tooling and Equipment, whether from theft, loss, destruction or wrongful disposition or otherwise. Company shall keep and maintain the Tooling and Equipment in good working condition through regular and routine maintenance.

(c)     Any Tooling and Equipment parts required for new or modified Product packaging or bottles (“Change Parts”) shall be obtained by either Customer or Company (upon mutual agreement) at Customer’s request and expense.

(d)     Customer shall be solely responsible for all expenditures, including equipment modifications and make ready costs that are required to be made by Company to enable it to perform the Services hereunder.

SECTION 3.10     Additional Undertakings by Company. In connection with its performance of the Services, Company further undertakes and agrees not to do any act or thing which in any way materially impairs: (i) the Customer name or the value of the Intellectual Property; (ii) Customer’s image as a manufacturer and distributor of quality beverage products; or (iii) Company’s image as a producer and packager of quality beverage products.

ARTICLE IV

PAYMENTS

SECTION 4.1     Compensation for Services. As full and complete compensation for any and all Services rendered by Company hereunder, Customer shall pay Company the Fee described on Exhibit C hereto, which shall be calculated based on the quantity of Product produced. All applicable Federal Excise Taxes will apply.

SECTION 4.2     Terms of Payment.

(a)     Fee.     Company shall submit a written invoice to Customer during the Term of this Agreement. The invoices shall specify the number of Cases of Product to be produced with corresponding charges as described in Exhibit C, Fees (ii) charges for pallets used by Company in connection with the Services.

(b)     Taxes.     Company shall submit a written invoice to Customer during the Term of the Agreement, which invoice shall specify the amount of any Federal Excise Tax that Customer is required to pay to Company pursuant to Section 4.3 hereof, accompanied by supporting documentation which describes such taxes.

(c)     Payment Terms.

(i)     Payment by Customer of the amounts owed to Company in accordance with the invoices described above in Section 4.2(a) Fee, and the calculation of the Fee as described on Exhibit C, shall be made by electronic funds transfer, check or wire transfer (pursuant to instructions provided by Company) as a prepayment no less than 3 weeks prior to production.

SECTION 4.3     Taxes.

(a)     Customer shall pay all federal excise taxes upfront before production.

ARTICLE V

QUALITY CONTROL

SECTION 5.1     Quality Control.

(a)     Company shall formulate, blend, manufacture, produce, package, inspect, test, handle and store the Product in accordance with the Product Specifications, all applicable laws, rules and regulations and accepted industry standards of safety, cleanliness and skill. Customer may, on written notice to Company, revise or supplement the Product Specifications from time to time in Customer’s sole discretion. Such revisions or supplementations of Product Specifications that cause an increase in manufacturing cost to Company will be remunerated by an adjustment to the Fee as agreed by both parties prior to the revision or supplement to the Product Specifications becoming effective.

(b)     Company shall ensure that the Company Bulk and Packaging Supplies (including water) and the finished Product: (i) are pure, wholesome, merchantable and fit for human consumption; (ii) comply fully with and are not adulterated or contaminated within the meaning of, all applicable federal, state and local laws, rules and regulations; (iii) are not an article or articles that may not, under the provisions of any applicable law or regulation, be introduced into interstate commerce; and (iv) are not packaged in damaged bottles or cases, which damage causes or may cause the Product to be unmerchantable, adulterated, contaminated or misbranded or in any way in violation of any applicable federal, state or local law, rule or regulation; and; (v) are in compliance with the Product Specifications. Company shall have no responsibility for failing to comply with the foregoing requirements to the extent that; (i) such noncompliance is caused by the Customer Bulk and Packaging Supplies, or (ii) such noncompliance is caused by the failure of any label copy provided by Customer to comply with any applicable law or regulation.

(c)     Company’s responsibility will be limited to only those attributes that have been mutually agreed upon in advance and in writing. In the event the Customer has not adequately specified an attribute in accordance with an industry accepted description of the specification and testing methodology to be utilized, the Customer will not reject the finished product for this reason. Customer may authorize and provide a representative to be on site during the formulation, blending, manufacture, production, packaging, inspections, tests, handling and storage of the Product(s) and the Company agrees to make best efforts to comply with Customer representative’s reasonable direction.

SECTION 5.2     Samples. Company shall maintain quality control samples of the Product, the Bulk Supplies, the Packaging Supplies and all other materials and supplies used by Company in connection with the Services rendered hereunder as specified in the Product Specifications. Company shall furnish such quality control samples to Customer upon Customer’s request, to any location or Person as Customer may reasonably direct and by the means reasonably specified by Customer, at the sole expense of Customer.

SECTION 5.3     Right to Reject.

(a)     Customer may reject any Product which does not conform to the requirements set forth in this Article V and to the extent of the previously mutually agreed Product Specifications at the time of manufacture. Upon any such rejection by Customer, Company shall replace such defective Product, Bulk Supplies and Packaging Supplies at Company’s cost and expense, or, at Customer’s election, pay to Customer their replacement value, except to the extent that: (i) such rejection is caused by the Customer Bulk Supplies and testing of the Customer Bulk Supplies by Company, pursuant to and in accordance with the Product Specifications, did not reveal (as evidenced by Company’s written records) that such Customer Bulk Supplies were nonconforming to the Product Specifications or that use of such Customer Bulk Supplies would result in the production of nonconforming to the Products; or (ii) such noncompliance is caused by the failure of any label copy provided by Customer to comply with any applicable law or regulation; or (iii) the specification(s) in question were not previously and mutually agreed upon.

(b)     Upon immediate notice to Customer and giving Customer an opportunity to cure as described below, Company may reject any Customer Bulk Supplies that could impair Company’s ability to efficiently and effectively manufacture the Products, appears to be adulterated or defective, in an amount less than as slated on an accompanying Bill of Lading, or otherwise non-conforming to the bulk intended usage in or with the manufacture of the Products. Prior to rejecting the Customer Bulk Supplies or Packaging Supplies, Company will give Customer (or its suppliers) five (5) Business Days to correct or satisfactorily explain the defect. Company will make every reasonable effort to protect and safeguard rejected supplies, communicate to appropriate Customer representatives the nature and status of rejected supplies, and work with Customer and Customer suppliers for cost-effective resolution of rejected Bulk Supplies and Packaging Supplies.

SECTION 5.4     Records: Right to Inspect: Monitoring.

(a)     Company shall keep and maintain at the Plant complete and accurate books and records relating to the Services, Bulk Packaging Supplies, Product, and calculation of the Fee. Such books and records shall comply with all requirements of the Alcohol and Tobacco Tax and Trade Bureau, the Florida Division of Alcoholic Beverages and Tobacco and all other applicable governmental authorities.

SECTION 5.5     Notification. Company shall notify Customer promptly (if practicable, by the next Business Day) of: (i) any customer or consumer complaints, inquiries or contacts relating to the Product; (ii) any notice of inspection of the Product or the Plant which relates to the Product from any federal, state or local governmental or regulatory authority; (iii) any failure of the Product, Bulk Supplies or the Packaging Supplies to meet the Product Specifications or other quality standards specified in this Agreement; and (iv) any failure or anticipated failure to tender Product in accordance with any Customer Order. Customer shall have the authority and discretion, without notifying Company, to settle, refer to its insurance carrier(s) or otherwise dispose of any complaint, claim or dispute relating to the Product.

SECTION 5.6     Traceability; Product Recall.

(a)     Traceability. Company will maintain complete records of the Products showing identity and quantities shipped, lot codes of each shipment, time and date of shipment, Plant, specific equipment used (e.g. packaging line), dates and time of production for each lot, inventories on hand by lot code, plus any other detail as mutually agreed to by Customer and Company. Company shall also maintain complete and accurate records of all Bulk Supplies used to make the Products., Company shall maintain such records for each lot for at least three (3) years after production (or for such additional time as may be required by United States federal regulations). Company shall ensure lot codes and production dates are printed on bottles, outer cartons, and pallet cubes according to the specifications agreed with Customer.

(b)     Product Recall. Customer shall have the final decision as to whether a Product withdrawal or recall shall be issued and the extent of such withdrawal or recall after consulting with Company. In the event of any Product withdrawal or Product recall, Company shall use its best efforts to provide all such information set forth above in Section 5.6(a) to Customer within one (1) Business Day of the request (but in no event later than five (5) Business Days) by electronic format as well as hard copy. Further, Company shall cooperate with Customer in withdrawing and/or recalling the Products, including providing to Customer all information known or suspected by Company to cause, or potentially cause, the withdrawal or recall of the Products. Company shall also provide to Customer subsequent testing, whether internal or external, of the Products or a subcomponent thereof, relating to such withdrawal or recall for conformity. Company will not be responsible for any costs associated with recall subsequent destruction due to the failure of any packaging material components or the failure of any liquid component or blend once the product has been satisfactorily produced to Customer provided specifications. Company will not be responsible for any costs associated with withdrawal or recall of any product or products that have exceeded their shelf life and subsequently degraded beyond merchantability or fitness for human consumption

ARTICLE VI

INTELLECTUAL PROPERTY

SECTION 6.1     Intellectual Property.

(a)     Customer hereby grants to Company the right to use the Intellectual Property to the extent, and only to the extent, necessary to perform the Services.

(b)     Company hereby acknowledges and agrees that; (i) the Intellectual Property is and shall remain the sole and exclusive property of Customer and its Affiliates; (ii) Company does not have, by virtue of this Agreement or otherwise, and shall not at any time claim, any right, title or interest (including, without limitation, any property or ownership interest) in or to the Intellectual Property; (iii) Company shall not use the Intellectual Property for any purpose other than to perform the Services to the extent and in the manner permitted herein and subject to all of the terms and conditions hereof, and only for so long as this Agreement remains in full force and effect; and (iv) all use of the Intellectual Property by Company in connection with its performance of the Services shall inure solely to the benefit of, and result in goodwill solely in favor of, Customer and its Affiliates.

ARTICLE VII

CONFIDENTIALITY

SECTION 7.1     Confidentiality.

(a)     All technical, commercial and other information (including, without limitation, the Product Specifications), whether written or oral, disclosed by either party (the “Disclosing Party”) or its Representatives (whether before or after the date hereof) to the other patty (the “Receiving Party”) or its Representatives which relates to the Disclosing Party, any of its Representatives, or to any of their respective businesses, operations or products, shall be considered confidential and shall be maintained by the Receiving Party in confidence; provided, however, that this confidentiality requirement shall not apply to the extent and only to the extent, that: (i) such information is or becomes publicly available other than as a result of a disclosure by the Receiving Party or any of its Representatives; (ii) disclosure of such information is required by court order or applicable law (provided that the Receiving Party shall inform the Disclosing Party in advance of any such disclosure so that the Disclosing Party may seek a protective order or similar relief); (iii) disclosure of such information is required for the purpose of enforcing this Agreement; or (iv) such information becomes known to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or its Representatives) which, to the Receiving Party’s knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party. The Receiving Party shall be liable for any breach of the foregoing confidentiality requirement by any of its Representatives.

(b)     The Receiving Party acknowledges and agrees that the Disclosing Party’s remedies at law for a breach or threatened breach of any of the provisions of Section 7.1(a) would be inadequate and that, in recognition of this fact, in the event of a breach or threatened breach by the Receiving Party of any of such provisions, in addition to any remedy at law, the Disclosing Party shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Disclosing Party from pursuing, in addition, any other remedies available to it for such breach or threatened breach.

(c)     The provisions of this Article VII shall survive the expiration or termination of this Agreement.

ARTICLE VIII

RISK OF LOSS AND INSURANCE

SECTION 8.1     Risk of Loss. Company shall bear all risk of loss with respect to all Customer Bulk Supplies, Packaging Supplies, the Tooling and Equipment, and other Product supplies and ingredients in the possession of Company or any of its Affiliates, Title to the Tooling and Equipment, Change Parts, Bulk Supplies, Packaging. Supplies and other Product supplies provided by Customer shall remain with Customer while in the Company’s possession. Title to all Product (whether finished or in process) shall remain with Company until the earlier of: (a) such Product is loaded onto a carrier at Company’s plant, or (b) Company has received full payment for such Product.

SECTION 8.2     Insurance.

(a)     For so long as this Agreement shall remain in effect, Company shall, at its sole cost and expense, obtain and maintain in full force and effect:

(i)     worker’s compensation insurance providing statutory benefits as required by applicable law for all of Company’s employees engaged in the performance of the Services, as well as employer liability insurance with a limit of not less than five hundred thousand dollars ($500,000.00) per occurrence;

(ii)     Property insurance covering loss, damage, destruction to or confiscation of the Tooling and Equipment and the Product (whether under this Agreement or otherwise), providing protection against the perils covered under standard all risk policy forms in an amount equal to the cost at the Plant with respect to equipment or raw materials; and

(iii)     Commercial general liability insurance including, without limitation, contractual liability insurance and products liability insurance pertaining to the Product, covering all operations of Company, as named insured, against claims for bodily injury or death, including personal injury, and property damage, with not less than a combined single limit of five million dollars ($5,000,000.00) per occurrence.

(b)     Company shall provide Customer with evidence of the insurance required to be maintained under Section 8.2(a), Such evidence shall be in the form of insurance certificates, each of which shall: (i) list Customer as an additional insured; (ii) shall provide that Customer is a loss payee as its interests may appear with respect to property which Company has agreed to accept the risk of loss hereunder; and (iii) indicate that the insurance company will provide Customer with at least thirty (30) days prior written notice of its intention to cancel, modify or not renew the policy.

(c)     For so long as this Agreement shall remain in effect, Customer shall, at its sole cost and expense, obtain and maintain in full force and effect commercial general liability insurance including, without limitation, contractual liability insurance and products liability insurance pertaining to the Customer Bulk Supplies, Packaging Supplies and Product, covering all operations of Customer, as named insured, against claims for bodily injury or death, including personal injury, and property damage, with not less than a combined single limit of five million dollars ($5,000,000.00) per occurrence.

(d)     Customer shall provide Company with evidence of the insurance required to be maintained under Section 8.2(c). Such evidence shall be in the form of insurance certificates, each of which shall: (i) list Company as an additional insured; (ii) shall provide that Company is a loss payee as its interests may appear with respect to property which Customer has agreed to accept the risk of loss hereunder; and (iii) indicate that the insurance company will provide Company with at least thirty (30) days prior written notice of its intention to cancel, modify or not renew the policy.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1     Indemnification by Customer. Customer shall indemnify and bold Company and its Representatives harmless from and against all liabilities, penalties, costs, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or resulting from: (i) any breach by Customer of this Agreement; (it) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Customer herein or in any document delivered by Customer hereunder or in connection herewith; (iii) the infringement of the trademark rights of any Person arising out of or resulting from the use of the Intellectual Property by Company hereunder and in conformity with the terms hereof; (iv) the death of or any injury to any Person or any damage to or loss of property arising out of or resulting from defects in the Customer Bulk Supplies, except to the extent such death, injury, damage or loss was caused by or contributed to by Company; and (v) all demands, claims, suits, proceedings, assessments and judgments incidental to any of the foregoing matters.

SECTION 9.2     Indemnification by Company. Company shall indemnify and hold Customer and its Affiliates and their respective Representatives harmless from and against all liabilities, penalties, costs, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or resulting from: (i) any breach by Company of this Agreement; (ii) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Company herein or in any document delivered by Company hereunder or in connection herewith; (iii) any unauthorized use of the Intellectual Property by Company; (iv) any violation by Company of intellectual property rights of any Person arising out of or relating to the Services to the extent such violation of trademark rights arises out of or results solely from the use of the Trademarks in non-conformity with the terms of this Agreement(v) the death of or any injury to any Person or any damage to or loss of property arising out of or resulting from the quality or condition of the Company Bulk Supplies or the Product, except to the extent of such death, injury, damage or loss was caused by or contributed to by defects in the Customer Bulk Supplies; and (vi) all demands, claims, suits, proceedings, assessments and judgments incidental to any of the foregoing matters.

SECTION 9.3     Procedures for Indemnification.

(a)     If a claim by a third party is threatened or made against an indemnified party, and the indemnified party intends to, or determines that it may have the right to seek indemnity against such claim pursuant to this Article IX, the indemnified party shall notify the indemnifying party of such claim within thirty (30) days of becoming aware of such claim; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article IX except to the extent the indemnifying party is materially prejudiced by such failure. Such notice shall include full particulars concerning such claim and shall refer to the terms of this Agreement in respect of which such right of indemnification is claimed or may arise.

(b)     If, within ten (10) Business Days of the receipt of such notice from the indemnified party, the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against and with respect to such claim, the indemnifying party shall be entitled to undertake, conduct and control the defense of such claim, through counsel of its own choosing, and at the indemnifying party’s expense. In such event: (i) the indemnifying party shall permit the indemnified party to participate in such defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party unless the indemnifying party and the indemnified party are both defendants to an action and the counsel selected by the indemnifying party has a conflict of interest because of the availability of different defenses to the indemnified party and the indemnifying party, in which case the reasonable fees and expenses of one separate counsel shall also be paid by the indemnifying party; and (ii) the indemnified party shall cooperate fully and shall cause its Representatives to cooperate fully with the indemnifying party in connection with such defense. The indemnifying patty shall not, without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed: (i) pay, settle or compromise any such claim or consent to the entry of any judgment which does not include as an unconditional and irrevocable term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such claim; or (ii) pay, settle or compromise any such claim in any manner that may adversely affect the indemnified party; provided that, the indemnifying party may pay, settle or compromise a claim if the sole remedy sought is the payment of money and the indemnifying party agree to make such payment. Similarly, so long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay, settle or compromise any such claim or consent to the entry of any judgment without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

(c)     If the indemnifying party does not deliver the acknowledgment described in clause (b) above within the required ten (10) Business Day period, or if the indemnifying party delivers such acknowledgment within such period but fails to undertake such defense promptly or to maintain the defense of such claim, the indemnified party shall have the right to contest, pay, settle or compromise such claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

(d)     Any indemnifiable claim that is not a third-party claim shall be asserted by written notice to the indemnifying party. If the indemnifying party does not respond to such notice within thirty (30) days, it shall have no further right to contest the validity of such claim.

(e)     The provisions of this Article IX shall survive the termination or expiration of this Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

SECTION 10.1     Representations and Warranties of Customer. Customer hereby represents and warrants to Company as follows:

(a)     Customer is a California Corporation duly organized, validly existing and in good standing under the laws of California.

(b)     The execution and delivery by Customer of this Agreement are, and the performance by Customer of this Agreement will be, within Customer’s corporate powers, duly authorized by all necessary corporate action, and do not and will not: (i) contravene Customer’s charter or bylaws; (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Customer; (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease, or other instrument, agreement or arrangement (whether written or oral) binding on or affecting Customer or any of its properties; or (iv) result in or require the creation or imposition of any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, upon or with respect to any of the properties of Customer.

(c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery of this Agreement by Customer, or for the performance of this Agreement by Customer,

(d)     This Agreement is the legal, valid and binding obligation of Customer enforceable against Customer in accordance with its terms.

(e)     There is no pending or, to the best of Customer’s knowledge, threatened, action or proceeding affecting Customer before any court, governmental agency or arbitrator, which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

(f)     Customer and its Affiliates own the Intellectual Property or possess adequate licenses, authority or other rights in the Intellectual Property to perform the transactions contemplated by this Agreement and shall maintain such rights during the term of this Agreement, Each of the Trademarks is registered or applied for in the name of Customer or a Customer Affiliate in the United States, and all such registrations and applications are in full force and effect.

SECTION 10.2     Representations and Warranties of Company. Company hereby represents and warrants to Customer as follows:

(a)     Company is a corporation duly organized, validly existing and in good standing under the laws of Florida.

(b)     The execution and delivery by Company of this Agreement arc, and the performance by Company of this Agreement will be, within Company’s corporate powers, duly authorized by all necessary corporate action, and do not and will not: (i) contravene Company’s charter or by-laws; (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to Company; (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease, or other instrument, agreement or arrangement (whether written or oral) binding on or affecting Company or any of its properties, including, without limitation, any contract, agreement, arrangement or relationship relating to the production and packaging of Third-Party Products by Company; or (iv) result in or require the creation or imposition of any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, upon or with respect to any of the properties of Company, Company is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease, or other instrument, agreement or arrangement, the violation or breach of which could have a material adverse effect on the financial condition or operations of Company or the ability of Company to perform its obligations hereunder.

(c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Company of this Agreement.

(d)     This Agreement is the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms.

(e)     There is no pending or, to the best of Company’s knowledge, threatened action or proceeding affecting Company before any court, governmental agency or arbitrator, which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby,

(f)     Company has obtained and shall maintain in effect during the term of this Agreement at its sole cost and expense, all necessary permits, licenses, consents and approvals of any nature whatsoever required of Company to perform its obligations hereunder, including permits, licenses, consents and approvals required by the Bureau of Alcohol, Tobacco and Firearms, the Florida Division of Alcoholic Beverages and Tobacco and any other applicable regulatory authority,

(g)     Company shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances and requirements of any governmental body in effect during the term of this Agreement and applicable to the performance of the Services hereunder, including, without limitation, keeping the Plant in a clean and sanitary condition, consistent with the provisions contained in Good Manufacturing Practice Regulations set forth in 21 C.F.R. Part 110, as from time to time amended, to the extent such regulations are applicable to Company and complying with the laws, rules, regulations, ordinances and requirements of the Bureau of Alcohol, Tobacco and Firearms, the Florida Division of Alcoholic Beverages and Tobacco and any other applicable regulatory authority.

(h)     Company shall keep and maintain all machinery and equipment at the Plant related to the manufacture of the Product, including the Tooling and Equipment listed in Exhibit H, in good working condition through regular and routine maintenance so as to preserve current and anticipated production and quality levels.

ARTICLE XI

TERM AND TERMINATION

SECTION 11.1     Term. This Agreement shall have an initial term commencing on the date hereof and ending upon expiration of the first Contract Year (the “Initial Term”), unless earlier terminated pursuant to Section 11.2. Upon the expiration of the Initial Term, and unless earlier terminated pursuant to Section 11.2 or Section 11.3, this Agreement shall renew, automatically for subsequent one-year terms, unless the parties otherwise agree in writing to renew the Agreement for a period of time longer than a one-year term (each, a “Renewal Term”); provided, however, that either party may elect, in its sole discretion, to terminate this Agreement as of the end of the Initial Term or as of the end of any subsequent Renewal Term by giving the other party not less than ninety (90) days prior written notice of such election.

SECTION 11.2     Termination.

(a)     Termination by Customer. Customer may, upon not less thirty (30) days written notice to Company, terminate this Agreement with respect to the production and packaging of certain flavors of the Product by Company if: (i) Customer elects, in its sole discretion, to cease distribution of such Flavors of Product; or (ii) if the ability or right of Customer to distribute any of the Products is materially altered or terminated for any reason.

(b)     Termination by Company. Company may, upon not less thirty (30) days written notice to Customer, terminate this Agreement with respect to the production and packaging of the Product by Company at the sole discretion of the Company.

(c)     Termination by Either Party. Customer and Company each shall have the right to terminate this Agreement upon written notice to the other party, upon the occurrence of any of the following:

(i)     a material breach or default by the other party of any of its representations, warranties, covenants or agreements under this Agreement, which breach or default is not susceptible to cure;

(ii)     a material breach or default by the other party of any of its representations, warranties, covenants or agreements under this Agreement, which breach or default is susceptible to cure and is not cured within a period of thirty (30) days following written notice thereof to the breaching party; provided, however, that a failure to cure such breach or default within such period shall not be grounds for termination of this Agreement so long as: (A) the breaching party has theretofore commenced taking, and continues in good faith to take, all steps necessary to cure such breach or default; and (B) such breach or default is cured within a period of time which, under all prevailing circumstances, is reasonable;

(iii)     the other party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the other party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(iv)     if a Force Majeure Event (defined in Section 12.7(b)) continues for a period of more than six (6) months and substantially affects the ability of the other party to perform any of its material obligations hereunder.

SECTION 11.3     Rights and, Obligations Upon Expiration or Termination.

(a)     Upon the expiration or termination of this Agreement for any reason, Company shall: (i) immediately cease the performance of all Services under this Agreement, except with respect to Customer Orders and other work in process which Customer requests be completed (ii) deliver to Customer, or to such other Persons as may be specified by Customer in accordance with Customer’s written instructions, at the Plant, all of the Product, the Customer Bulk Supplies, the Packaging Supplies, and other materials bearing or consisting of the Intellectual Property and relating to such Product flavors; and (iii) comply with Section 3.9(c). Customer shall pay Company for all product and Company Bulk Supplies purchased for production of the Products still in the Company’s inventory and any other supplies and labor costs relating to production of the Products incurred up to the date of termination or expiration plus amounts owing for the then current Contract Year under Section 3,3 as if the date of expiration or termination was the last day of such Contract Year.

(b)     Upon the expiration or termination of this Agreement for any reason or the discontinuance of any SKU or package format for any reason, or as may be amended for new SKUs and new package formats in the future, Customer agrees to compensate Company within fourteen (14) days of receipt of invoice from Company for all Product finished or work in progress (at the agreed upon Pee), the cost of Company Bulk Supplies and Packaging Supplies purchased, caused to be purchased, committed to purchase, stored at Company or Company’s supplier warehouses, in transit, and/or in production at Company’s suppliers and vendors, the related storage and transportation costs, plus amounts owing for the then current Contract Year under Section 3.4 as if the date of expiration or termination was the last day of such Contract Year. Customer shall be entitled to take possession of all Product, Bulk Supplies and Packaging Supplies upon full payment to Company.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1     Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, understandings and agreements, whether verbal or written, with respect thereto, including, without limitation, the Confidentiality Agreement. Except as otherwise expressly provided herein, this Agreement may be altered, amended or modified only by a written instrument duly executed by both parties.

SECTION 12.2     Binding Effect: Assignments. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned in whole or in part by either party without the prior written consent of the other party, which consent may be withheld in their sole discretion except that the Customer shall be permitted to assign this Agreement to any of its Affiliates or to any person who may purchase all or substantially all of Customer’s Product or beverage business.

SECTION 12.3     No Waiver: Remedies. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or future exercise thereof or the exercise of any other right. The remedies herein are cumulative and in addition to any other remedies provided by applicable law.

SECTION 12.4     Notices. Except as set forth in the final sentences of this Section 12.4, all written notices and demands that may or are required to be given by either Customer or Company to the other party shall be deemed to have been fully given when made in writing and delivered by hand or by facsimile on five (5) business days after being deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows:

If to Customer, to:

If to Company:

Florida Caribbean Distillers Company

P.O. Box 1447

530 Dakota Avenue

Lake Alfred, FL 33850

Attn: Jose Rivera

SECTION 12.5     Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.6     Agreement Controls Over Orders. In the event of any conflict between this Agreement and the terms of any Product Estimate, Customer Order, Supply Order or invoice issued hereunder, the provisions of this Agreement shall control.

SECTION 12.7     Force Majeure.

(a)     An obligation of a party hereunder shall be temporarily suspended during the period in which such party is unable to perform such obligation by reason of a Force Majeure Event (as defined below), but only to the extent of such inability to perform. Immediately following the occurrence of a Force Majeure Event, a party asserting a suspension of obligations in connection therewith shall notify the other party of the events giving rise to the assertion, the estimated period of suspension and the degree of disruption of operations. Such notice shall be by the most rapid and effective means available under the circumstances. No Force Majeure Event shall relieve either party from those of its obligations that are not suspended by such Force Majeure Event and the obligations of the parties to perform as provided by this Agreement through facilities not affected by the Force Majeure Event shall continue. The parties shall use reasonable efforts to resume normal performance under this Agreement after the occurrence of any Force Majeure Event. Prior to such resumption, the parties shall perform their respective obligations to the extent practicable. In any of such cases, the parties shall use all reasonable efforts to mitigate any damage resulting therefrom.

(b)     A “Force Majeure Event” shall mean any event or condition that directly or indirectly prevents a party from performing an obligation hereunder, is beyond the reasonable control of such party, and could not, by the exercise of due diligence, have been avoided in whole or part by such person, and shall include, subject to the foregoing, without limitation, an act of God, strike, lockout or other industrial dispute, act of the public enemy, war, riot, lightning, fire, storm, flood, interruption or delay in transportation or power supply, governmental law, regulation, ruling or other restraint (excluding actions taken by any court or regulatory or governmental authority as a result of alleged violations or wrongful acts by Company or Customer, as the case may be), inability to obtain necessary equipment, materials or supplies in the open market, or any failure of any supplier to supply or any delay of any supplier in supplying any necessary equipment, materials or supplies.

SECTION 12.8     Relationship of Parties.

(a)     Nothing in this Agreement shall constitute or be deemed to constitute either party as the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, in the name of or on behalf of the other party.

(b)     Company shall act as an independent contractor under this Agreement and shall maintain complete control over its employees and all of its suppliers and contractors, including, without limitation, suppliers of the Company Bulk Supplies and Packaging Supplies, and off-site storage locations, and nothing contained in this Agreement shall create any contractual relationship between Customer and any such employee, supplier or contractor. Company shall perform its obligations hereunder in accordance with its own methods and procedures, subject only to compliance with this Agreement, The presence of any employee or representative of Customer at the Plant shall not relieve Company in any manner from any of its obligations and responsibilities hereunder.

SECTION 12.9     Headings. Article and Section headings in this Agreement are included for convenience of reference only, and shall in no way restrict or affect the interpretation of any provision hereof.

SECTION 12.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument,

SECTION 12.11     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws of such State. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

International Spirits Bev. Grp.		Florida Caribbean Distillers

By:		By:

Name:	Alonzo V. Pierce	Name:	Jose A. Rivera

Title:	Chairman of Board	Title:	General mgr.

EXHIBIT C

THE FEE

PRODUCT

1.	The Fee payable by Customer to Company under this Agreement for all of the Services relating to the Product shall be as follows:

100% prepayment prior to production

See Attached Exhibit C-1 “Pricing Schedule”

2.     Customer shall reimburse Company for the cost of pallets used in connection with the Services at a rate of $7.00 per pallet.*

3.      Company does not have sufficient warehouse space to inventory Customer’s Product longer than 30 days. Charges for storage for up to but not exceeding sixty (30) days are included in the bottling fee referred to in “Exhibit C-1”. Storage exceeding 30 days will incur a $8.50 per pallet per calendar day additional fee. Storage exceeding 180 days will incur a $ 1.00 per case per calendar day additional fee.